Exhibit 5.1

99 Bishopsgate
London EC2M 3XF
United Kingdom
Tel: +44(0)20.7710.1000 Fax: +44(0)20.7374.4460
www.lw.com

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Re: Ortho Clinical Diagnostics Holdings plc ( the “Company”) – Registration Statement on Form S-8 Exhibit 5.1

Ladies and Gentlemen:

We have acted as English legal advisers to the Company, a public limited company incorporated in England and Wales in connection with the preparation and filing of the registration statement on Form S-8 to which this opinion letter is attached as an exhibit (such registration statement, as amended, including the documents incorporated by reference therein, the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “SEC”) pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”).

As set out in the Registration Statement, it is proposed that up to 91,709,046 ordinary shares of the Company each having a nominal value of USD $0.00001 (the “Shares”) may become issuable under the following Company incentive plans:

(a)	the 2014 Plan; and

(b)	the 2021 Plan,

(together, the “Share Plans”).

1.	INTRODUCTION

1.1	Purpose

In connection with the Registration Statement, we have been asked to provide an opinion on certain matters, as set out below. We have taken instructions in this regard solely from the Company.

Latham & Watkins is the business name of Latham & Watkins (London) LLP, a registered limited liability partnership organised under the laws of New York and authorised and regulated by the Solicitors Regulation Authority (SRA No. 203820). A list of the names of the partners of Latham & Watkins (London) LLP is open to inspection at its principal place of business, 99 Bishopsgate, London EC2M 3XF, and such persons are either solicitors, registered foreign lawyers, European lawyers or managers authorised by the SRA. We are affiliated with the firm Latham & Watkins LLP, a limited liability partnership organised under the laws of Delaware.

1.2	Defined terms and headings

In this letter:

(a)	capitalised terms used without definition in this letter or the schedules hereto have the meanings assigned to them in the Registration Statement unless a contrary indication appears; and

(b)	headings are for ease of reference only and shall not affect interpretation.

1.3	Legal review

For the purpose of issuing this letter, we have reviewed only the following documents and conducted only the following enquiries and searches:

(a)	an online search at Companies House in respect of information available for inspection about the Company conducted on 4 February 2021 at 8:35 am (London time);

(b)

an online search at the Central Registry of Winding Up Petitions, London on 4 February 2021 at 10:08 am (London time) with respect to the Company (paragraphs 1.3(a) and 1.3(b) together, the “Searches”);

(c)

a PDF executed copy of the written resolution of the board of directors of the Company (the “Board”) held on 2 January 2021, at which it was resolved, inter alia¸ to appoint a committee of the Board (the “Compensation Committee”);

(d)

a PDF executed copy of the written resolution of the board of directors of the Company (the “Board”) held on 2 January 2021, at which it was resolved, inter alia¸ to approve the Share Plans (together with (c) above, the “Written Resolutions”);

(e)	a PDF executed copy of the minutes of the general meeting of the Company held on 25 January 2021;

(f)	a copy of the 2014 Plan;

(g)	a copy of the 2021 Plan,

(h)	a PDF copy of the certificate of incorporation of the Company dated 16 December 2020;

(i)	a copy of the current articles of association of the Company which became effective on 1 February 2021; and

(j)	a copy of the Registration Statement dated 4 February 2021 and to be filed with the SEC on 4 February 2021.

1.4	Applicable law

This letter, the opinion given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinion given in it, are governed by, and shall be construed in accordance with English law, and relate only to English law, as applied by the English courts as at today’s date. In particular:

(a)	we have not investigated the laws of any country other than England and we assume that no foreign law affects the opinion stated below; and

(b)	we express no opinion in this letter on the laws of any jurisdiction other than England.

1.5	Assumptions and reservations

The opinion given in this letter is given on the basis of each of the assumptions set out in Schedule 1 (Assumptions) and is subject to each of the reservations set out in Schedule 2 (Reservations) to this letter. The opinion given in this letter is strictly limited to the matters stated in paragraph 2 (Opinion) below and does not extend, and should not be read as extending, by implication or otherwise, to any other matters.

2.	OPINION

Subject to paragraph 1 (Introduction) and the other matters set out in this letter and its Schedules, and subject further to the following:

(a)	the Registration Statement, as finally amended, having become effective under the Securities Act and continuing to be so effective;

(b)

the shareholders of the Company in a general meeting or within the Company’s articles of association duly and validly having resolved: (i) as may be required, as an ordinary resolution, or within the Company’s articles of association, to authorise the Board pursuant to section 551 of the Companies Act 2006 (the “Companies Act”) to allot Shares, or to grant rights to subscribe for Shares, pursuant to the Share Plans; and (ii) as may be required, as a special resolution, or within the Company’s articles of association, to empower the directors of the Company pursuant to section 570 of the Companies Act to allot such Shares, and grant such rights (as applicable), free of the restrictions in section 561 of the Companies Act, and such resolutions and authorities remaining in full force and effect and not having expired, been rescinded or amended;

(c)	the delegation of authority to the Compensation Committee having been validly effected (among other things, in accordance with the Company’s articles of association and the Share Plans);

(d)	the directors of the Company or the Compensation Committee and the shareholders of the Company, as applicable, having validly approved the Share Plans;

(e)	the directors of the Company or the Compensation Committee having validly granted the awards in respect of the Shares under the Share Plans;

(f)

the directors of the Company or the Compensation Committee having validly resolved to allot and issue the Shares, or grant rights to subscribe for the Shares, at duly convened and quorate meetings of the Board or the Compensation Committee or by way of duly passed written resolutions of the Board or the Compensation Committee and such resolutions being in full force and effect and not having been rescinded or amended;

(g)

the receipt in full of payment for such Shares in an amount of “cash consideration” (as defined in section 583(3) of the Companies Act) of not less than the aggregate nominal value for such Shares, assuming in each case that the individual grants or awards under such Share Plan are duly authorised by all necessary corporate action as described in (e) above and duly granted or awarded and exercised in accordance with the requirements of law, the Company’s articles of association and each relevant Share Plan (and the agreements and awards duly adopted thereunder and in accordance therewith); and

(h)	valid entries having been made in relation to the allotment and issue of the Shares in the books and registers of the Company,

it is our opinion that, as of today’s date, the Shares, if and when allotted and issued, registered in the name of the recipient in the register of members of the Company and delivered in accordance with the terms and conditions referred to above and/or in the applicable Share Plan, and as described in the Registration Statement, will be duly and validly authorised and issued, fully paid or credited as fully paid (subject to the receipt of valid consideration by the Company for the issue thereof) and will not be subject to any call for payment of further capital.

3.	EXTENT OF OPINION

We express no opinion as to any agreement, instrument or other document other than as specified in this letter or as to any liability to tax which may arise or be suffered as a result of or in connection with the transactions contemplated by the Share Plans.

This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter our opinion.

4.	RELIANCE AND DISCLOSURE

This letter is addressed to you solely for your benefit in connection with the Registration Statement. We consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This letter may not be relied upon by you for any other purpose, and, other than as set out in this paragraph 4, may not be furnished to, or assigned to or relied upon by any other person, firm or entity for any purpose (including, without limitation, by any person, firm or other entity that acquires Shares from the Company), without our prior written consent, which may be granted or withheld in our discretion.

Yours faithfully

LATHAM & WATKINS

SCHEDULE 1

ASSUMPTIONS

The opinion in this letter has been given on the basis of the following assumptions:

(a)

The genuineness of all signatures, stamps and seals on all documents, the authenticity and completeness of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies;

(b)	that in the case of a document signed electronically, the person signing it intended to sign and be bound by the document;

(c)	that, where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen;

(d)

that the articles of association of the Company referred to in paragraph 1.3(h) of this letter remain in full force and effect, and no alteration has been made or will be made to such articles of association, in each case, prior to any date on which the Shares are allotted, issued or rights are granted to subscribe for Shares (each such date being an “Allotment Date”);

(e)	that each Share Plan remains in full force and effect and no alterations have been made or will be made to any of the Share Plans prior to an Allotment Date;

(f)

that all documents, forms and notices which should have been delivered to the UK Companies House in respect of the Company have been so delivered, that the results of the Searches are complete and accurate, that the position has not changed since the times at which the Searches were made and that the results of the Searches will remain complete and accurate as at each Allotment Date;

(g)

that the Written Resolutions were duly passed as written resolutions of the board of the Company, all constitutional, statutory and other formalities were duly observed, and such resolutions have not been revoked or varied and remain in full force and effect and will remain so as at each Allotment Date;

(h)

that the resolutions of the shareholders of the Company provided to us in connection with the giving of this opinion and as referred to at paragraphs 1.3(e) and 2(b) of this letter or otherwise contemplated in connection with the matters referred to herein were and/or will be duly passed at a general meeting of the Company, all constitutional, statutory and other formalities were and/or will be observed in relation to such general meeting and such resolutions have not been and/or will not be revoked or varied and will not be revoked or varied prior to each Allotment Date and remain in full force and effect and will remain in full force and effect as at each Allotment Date;

(i)

that at the time of each allotment and issue of any Shares, the Company shall have received in full “cash consideration” (as such term is defined in section 583(3) of the Companies Act) equal to the subscription price payable for such Shares and shall have entered the holder or holders thereof in the register of members of the Company showing that all such Shares shall have been fully paid up as to their nominal value and any premium thereon as at each Allotment Date;

(j)

in relation to any allotment and issue of any Shares by the Company pursuant to the Share Plans, that the recipient will have become entitled to such Shares under the terms of such Share Plan and such Shares will, where applicable, be fully vested each in accordance with the terms of such Share Plan and such recipient has or will have complied with all other requirements of such Share Plan in connection with the allotment and issue of such Shares;

(k)

that all awards have been made under the terms of the Share Plans, that the terms of all awards have not materially deviated from the terms set out in the respective Share Plan and that any Shares will be allotted and issued in accordance with the terms set out in such Share Plan and in accordance with the Company’s articles of association;

(l)	that each Share Plan has been validly adopted and no alteration has been or shall be made to any of the Share Plans since the date of adoption;

(m)

that immediately prior to each Allotment Date, the directors of the Company and/or the Compensation Committee had or shall have sufficient authority and powers conferred upon them to allot and issue such Shares and grant such rights (as applicable) under section 551 of the Companies Act and under section 570 of the Companies Act as if section 561 of the Companies Act did not apply to such allotment and issue or grant, and the directors of the Company and/or the Compensation Committee shall not allot or issue (or purport to allot or issue) Shares and shall not grant rights (or purport to grant rights) to acquire Shares in excess of such powers or in breach of any other limitation on their power to allot and issue Shares or grant rights to acquire Shares;

(n)

that in relation to the allotment and issuance of Shares pursuant to the Share Plans or otherwise to an employee benefit trust, that such Shares will be allotted and issued in accordance with the terms of the applicable Share Plan, the Company’s articles of association and the requirements of all applicable laws;

(o)	that no Shares shall be allotted or issued, or are or shall be committed to be allotted or issued, at a discount to their nominal value (whether in dollars or equivalent in any other currency);

(p)

that no Shares or rights to subscribe for Shares have been or shall be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000 (“FSMA”) or of any other United Kingdom laws or regulations concerning offers of securities to the public, and no communication has been or shall be made in relation to the Shares in breach of section 21 of the FSMA or any other United Kingdom laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities;

(q)	that in issuing and allotting and granting rights to acquire Shares and administering the Share Plans, the Company is not carrying on a regulated activity for the purposes of section 19 of FSMA;

(r)

that the Company has complied and will comply with all applicable anti-terrorism, anti-money laundering, sanctions and human rights laws and regulations and that each allotment and issue of Shares and grant of rights to acquire Shares pursuant to the Share Plans will be consistent with all such laws and regulations;

(s)

that each Share Plan and all obligations thereunder have been entered into and the Shares will be allotted and issued in good faith and on bona fide commercial terms and on arms’ length terms and for the purpose of carrying on the business of the Company and that there are reasonable grounds for believing that the entry into of each Share Plan and the allotment and issue of the Shares will promote the success of the Company for the benefit of its members as a whole; and

(t)

that the Company has not taken any corporate or other action nor have any steps been taken or legal proceedings been started against the Company for the liquidation, administration, winding-up, dissolution, reorganisation or bankruptcy or similar procedures in other relevant jurisdictions, of, or for the commencement of a moratorium in respect of or the appointment of a liquidator, receiver, trustee, administrator, administrative receiver, monitor or similar officer of, the Company or all or any of its assets (or any analogous proceedings in any jurisdiction) and the Company is not unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986 and will not become unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated herein, is not insolvent and has not been dissolved or declared bankrupt (although the Searches gave no indication that any winding-up, dissolution, moratorium or administration order, application or filing; or appointment of a liquidator, receiver, administrator, administrative receiver, monitor or similar officer has been made with respect to the Company), and such actions and steps will not have been taken as at any Allotment Date.

SCHEDULE 2

RESERVATIONS

The opinion in this letter is subject to the following reservations:

(a)

the Searches are not capable of revealing conclusively whether or not a winding-up or administration petition, filing or order has been presented or made, a monitor or receiver appointed, a company voluntary arrangement proposed or approved or a moratorium or any other insolvency proceeding commenced. We have not made enquiries of any District Registry or County Court;

(b)

(i)	any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes, restructuring plans or analogous circumstances; and

(ii)

an English court exercising its discretion under section 426 of the Insolvency Act 1986 (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory;

(c)	we express no opinion as to matters of fact;

(d)

we express no opinion on the compliance of the Share Plans, or the compliance of any award made under the Share Plans, with the rules or regulations of the NASDAQ Stock Market LLC, the rules or regulations of, or the AIM Rules for Companies published by, the London Stock Exchange plc or the rules or regulations of any other securities exchange that are applicable to the Company;

(e)

we express no opinion in relation to the legality, enforceability or validity of the Share Plans or any award agreement entered into pursuant to the Share Plans. In particular, but without prejudice to the generality of the foregoing, we have assumed that the Shares to be allotted under the Share Plans or any such award agreement will be paid up in full (as to their nominal value and any premium) in cash (within the meaning of section 583(1) of the Companies Act) and we express no opinion as to whether any consideration other than “cash consideration” (as such term is defined in section 583(3) of the Companies Act) which might be paid, or purport to be paid, for the Shares would result in such Shares being validly issued, fully paid and not subject to any call for payment of further capital;

(f)

if any award under the Share Plans does not constitute the award of a cash bonus, so as to create a liability for a liquidated sum, any Shares purported to be allotted and issued pursuant to any such award will not have been validly allotted and issued for cash in accordance with the requirements of the Companies Act and may not therefore be fully paid and not subject to any call for payment of further capital;

(g)

it should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Registration Statement, or that no material facts have been omitted from it; and

(h)

the United Kingdom exited the European Union on 31 January 2020. By virtue of sections 1A and 1B of the European Union (Withdrawal) Act 2018 (as amended by the European Union (Withdrawal Agreement) Act 2020) (the “EUWA”), European Union law continued to be applicable to the United Kingdom for the duration of the implementation period set out in section 1A(6) of the EUWA. After the implementation period, pursuant to and in accordance with sections 2 to 4 of the EUWA, EU legislation, so far as operative immediately before the end of the implementation period, forms part of domestic law on and after the day on which the implementation period ends. However, European Union law otherwise ceased to be applicable in the United Kingdom (and thus does not form part of English law) on and after 1 January 2021. We therefore express no opinion in this letter on the effect of European Union law in the United Kingdom or on European Union law itself.